SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2011, the Governance, Compensation and Nominating Committee (the “Committee”) of the Board of Directors of Xcel Energy Inc. (the “Company”) approved the following compensation actions for Benjamin G.S. Fowke III, upon his election as the Company’s Chairman, President and Chief Executive Officer on August 24, 2011.

Effective on August 24, 2011, Mr. Fowke will receive a base salary of $1,100,000 per year.

Mr. Fowke’s total annual incentive opportunity for 2011 under the Company’s Executive Annual Incentive Award Plan, as amended and restated on February 17, 2010, will be based on his base salary and target percentage in effect on December 31, 2011.  His target percentage will be increased to 100% of base salary effective August 24, 2011.

Mr. Fowke’s long-term incentive target percentage will be increased to 335% of his base salary effective August 24, 2011. The Committee granted 52,346 restricted stock units (“RSUs”) to Mr. Fowke effective August 24, 2011, which represents supplemental grants for nine different equity awards that are currently outstanding.  This grant was made pursuant to the previously announced policy allowing newly promoted executive officers to be eligible to receive a supplemental grant of long-term incentive awards so that their level of long-term incentive is consistent with the length of time served in the new position.

The performance goals for the RSU awards that represent pro rata amounts of the 2009 and 2010 performance-based RSUs and 2009, 2010 and 2011 performance shares are consistent with those previously disclosed in footnotes four through nine of the Outstanding Equity Awards at Fiscal Year End Table contained in the Company’s Definitive Proxy Statement on Schedule 14A (File no. 001-03034), filed with the Commission on April 5, 2011.  The remaining grants of RSUs representing the pro rata amounts of the 2011 performance-based RSUs have either an environmental goal or an earnings per share growth goal, and the actual value of each award will range from 0% to 150% of the target level, depending upon actual performance. The performance period for all 2011 awards ends on December 31, 2013. The forfeiture and dividend provisions of the supplemental RSU grants are the same as the currently outstanding awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 26, 2011	Xcel Energy Inc. (a Minnesota corporation)

/s/ Cathy J. Hart
Cathy J. Hart
Vice President and Corporate Secretary